News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FIRST QUARTER EARNINGS
Net Sales +1%; Organic Sales +1%; Diluted Net EPS $1.06, +10%; Core EPS $1.09, +6%
CINCINNATI, October 20, 2017 - The Procter & Gamble Company (NYSE:PG) reported first quarter fiscal year 2018 net sales of $16.7 billion, an increase of one percent versus the prior year. Organic sales also increased one percent. Diluted net earnings per share were $1.06, an increase of 10% versus the prior year while core earnings per share increased six percent to $1.09. Currency-neutral core EPS also increased six percent versus the prior year.

Operating cash flow was $3.6 billion for the quarter. Free cash flow productivity was 87%. The Company returned $4.3 billion of cash to shareholders via $1.8 billion of dividend payments and $2.5 billion of common stock repurchase.

“First quarter sales and earnings results were in line with our going-in expectations and keep us on track to deliver our targets for the fiscal year,” said David Taylor, Chairman, President and Chief Executive Officer. “We delivered organic sales growth in a decelerating global market and against a relatively strong base period. Market share trends continue to improve, with more of our top brands and countries holding or growing share. Looking forward, we will drive innovation, productivity and organization transformation to accelerate top-line growth while further expanding our industry-leading profit margins.”

July - September Quarter Discussion
Net sales in the first quarter of fiscal year 2018 were $16.7 billion, an increase of one percent versus the prior year. Organic sales also increased one percent driven by a one percent increase in shipment volume. Pricing, mix and foreign exchange had no net impact on sales for the quarter.

July - September 2017 Net Sales Drivers*	Volume	Foreign Exchange	Price	Mix	Other**	Net Sales	Organic Volume	Organic Sales
Beauty	—%	—%	1%	4%	—%	5%	—%	5%
Grooming	(1)%	1%	(3)%	(2)%	—%	(5)%	(1)%	(6)%
Health Care	—%	1%	1%	—%	—%	2%	1%	1%
Fabric & Home Care	2%	—%	—%	—%	—%	2%	2%	2%
Baby, Feminine & Family Care	(1)%	—%	(1)%	—%	1%	(1)%	—%	(1)%
Total P&G	1%	—%	—%	—%	—%	1%	1%	1%
* Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
** Other includes the sales mix impact from acquisitions/divestitures, impact from India Goods and Sales Tax implementation and rounding impacts necessary to reconcile volume to net sales.

•
Beauty segment organic sales increased five percent versus year ago. Organic sales were up double digits in Skin & Personal Care driven by growth in China, including the continued acceleration of the super-premium SK-II brand due to the ongoing strength of the brand campaign. Organic sales increased low single digits in Hair Care primarily due to increased pricing across regions behind product innovation.

•
Grooming segment organic sales decreased six percent due to lower sales in Shave Care, partially offset by growth in Appliances. Organic sales decreased high single digits in Shave Care due to price reductions in the U.S. and negative product mix. Organic sales increased double digits in Appliances driven by increased volume from the continued success of innovation on Braun male styling and mid-tier shavers.

•
Health Care segment organic sales increased one percent for the quarter. Oral Care organic sales increased low single digits behind product innovation on power toothbrushes and toothpaste and increased marketing support. Personal Health Care organic sales decreased low single digits due to decreased volume primarily caused by relatively lower levels of product innovation versus year ago.

•
Fabric and Home Care segment organic sales increased two percent versus year ago driven by gains in Fabric Care. Fabric Care organic sales increased low single digits behind volume growth from product innovation and increased marketing support. Home Care organic sales were unchanged.

•
Baby, Feminine and Family Care segment organic sales decreased one percent versus the prior year. Baby Care organic sales decreased mid-single digits due in part to competitive activity in Europe and a decline in China Baby Care shipments due primarily to wholesaler inventory run-down ahead of new innovation shipments. Feminine Care organic sales increased low single digits driven by favorable product mix due to premium innovation. Family Care organic sales increased mid-single digits driven by higher volume from increased distribution and marketing activities.

Diluted net earnings per share were $1.06, an increase of 10% versus the prior year. Diluted net earnings per share from continuing operations were also $1.06, an increase of six percent versus the base period, primarily due to a reduction in outstanding shares. Core earnings per share, which exclude non-core restructuring charges, were $1.09, an increase of six percent versus the prior year. Currency-neutral core earnings per share also increased six percent for the quarter.

Reported gross margin decreased 40 basis points, including a nominal impact from non-core restructuring charges versus the prior year. Core gross margin also decreased 40 basis points, including 30 basis points of negative foreign exchange impacts. On a currency-neutral basis, core gross margin decreased 10 basis points as 150 basis points of productivity savings were more than offset by 70 basis points of commodity cost increases, 50 basis points of unfavorable geographic and product mix and 40 basis points of product reinvestments and other impacts.

Selling, general and administrative expense (SG&A) as a percent of sales increased 10 basis points on a reported basis versus the prior year, including an approximately 20 basis point impact from a year-on-year increase in non-core charges. Core SG&A as a percentage of sales decreased 10 basis points versus the prior year, including an approximately 30 basis point benefit from foreign exchange. On a currency-neutral basis, core SG&A as a percentage of sales increased 20 basis points as 40 basis points of savings from overhead, agency fee and advertising production cost productivity were more than offset by increases in marketing investments and overhead expenses.

Operating profit margin decreased 40 basis points versus the base period on a reported, core and currency-neutral basis, including total productivity cost savings of 190 basis points for the quarter.

Fiscal Year 2018 Guidance
P&G said it is maintaining its guidance for organic sales growth in the range of two to three percent for fiscal 2018. The Company estimates all-in sales growth of about three percent for fiscal 2018, which includes a neutral to half-a-percentage-point benefit to sales growth from the combined impacts of foreign exchange, acquisitions and divestitures.

The Company also maintains its expectation for core earnings per share growth of five to seven percent versus fiscal 2017 Core EPS of $3.92. P&G noted that it is maintaining estimates despite over $100 million of incremental commodity cost headwinds resulting from the hurricanes that impacted the Gulf Coast in September. All-in GAAP earnings per share are expected to decrease 26% to 28% versus fiscal year 2017 GAAP EPS of $5.59, which included a significant benefit from the Beauty Brands transaction that was completed in October 2016. The fiscal 2018 GAAP EPS estimate includes approximately $0.10 per share of non-core restructuring costs.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and health care; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, environmental and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations, including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.
#    #    #
P&G Media Contacts:
Damon Jones, 513.983.0190
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information
	Three Months Ended September 30
	2017	2016	% Chg
NET SALES	$16,653	$16,518	1%
Cost of products sold	8,229	8,102	2%
GROSS PROFIT	8,424	8,416	—%
Selling, general and administrative expense	4,689	4,645	1%
OPERATING INCOME	3,735	3,771	(1)%
Interest expense	115	131	(12)%
Interest income	49	35	40%
Other non-operating income, net	82	63	30%
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,751	3,738	—%
Income taxes on continuing operations	881	863	2%
NET EARNINGS FROM CONTINUING OPERATIONS	2,870	2,875	—%
NET EARNINGS/(LOSS) FROM DISCONTINUED OPERATIONS	—	(118)	N/A
NET EARNINGS	2,870	2,757	4%
Less: Net earnings attributable to noncontrolling interests	17	43	(60)%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$2,853	$2,714	5%

EFFECTIVE TAX RATE	23.5%	23.1%

BASIC NET EARNINGS PER COMMON SHARE:*
Earnings from continuing operations	$1.09	$1.03	6%
Earnings/(loss) from discontinued operations	$—	$(0.04)	N/A
BASIC NET EARNINGS PER COMMON SHARE	$1.09	$0.99	10%
DILUTED NET EARNINGS PER COMMON SHARE:*
Earnings from continuing operations	$1.06	$1.00	6%
Earnings/(loss) from discontinued operations	$—	$(0.04)	N/A
DILUTED NET EARNINGS PER COMMON SHARE	$1.06	$0.96	10%
DIVIDENDS PER COMMON SHARE	$0.6896	$0.6695
Diluted weighted average common shares outstanding	2,690.6	2,822.9

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross Margin	50.6%	51.0%	(40)
Selling, general and administrative expense	28.2%	28.1%	10
Operating Margin	22.4%	22.8%	(40)
Earnings from continuing operations before income taxes	22.5%	22.6%	(10)
Net earnings from continuing operations	17.2%	17.4%	(20)
Net earnings attributable to Procter & Gamble	17.1%	16.4%	70
* Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions) Consolidated Earnings Information
	Three Months Ended September 30, 2017
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) from Continuing Operations Before Income Taxes	% Change Versus Year Ago	Net Earnings from Continuing Operations	% Change Versus Year Ago
Beauty	$3,138	5%	$836	7%	$632	7%
Grooming	1,577	(5)%	414	(22)%	329	(21)%
Health Care	1,902	2%	455	(8)%	305	(5)%
Fabric & Home Care	5,383	2%	1,179	4%	769	6%
Baby, Feminine & Family Care	4,545	(1)%	964	(8)%	630	(10)%
Corporate	108	2%	(97)	N/A	205	N/A
Total Company	$16,653	1%	$3,751	—%	$2,870	—%

	Three Months Ended September 30, 2017
	(Percent Change vs. Year Ago)*
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other**	Net Sales Growth
Beauty	—%	—%	—%	1%	4%	—%	5%
Grooming	(1)%	(1)%	1%	(3)%	(2)%	—%	(5)%
Health Care	—%	1%	1%	1%	—%	—%	2%
Fabric & Home Care	2%	2%	—%	—%	—%	—%	2%
Baby, Feminine & Family Care	(1)%	—%	—%	(1)%	—%	1%	(1)%
Total Company	1%	1%	—%	—%	—%	—%	1%
* Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
** Other includes the sales mix impact from acquisitions/divestitures, impact from India Goods and Sales Tax implementation and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Three Months Ended September 30
Amounts in millions	2017	2016
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$5,569	$7,102
OPERATING ACTIVITIES
Net earnings	2,870	2,757
Depreciation and amortization	692	728
Share-based compensation expense	84	44
Deferred income taxes	426	(177)
Gain on sale of assets	(81)	(75)
Changes in:
Accounts receivable	(304)	(424)
Inventories	(357)	(287)
Accounts payable, accrued and other liabilities	235	298
Other operating assets and liabilities	(30)	135
Other	96	26
TOTAL OPERATING ACTIVITIES	3,631	3,025
INVESTING ACTIVITIES
Capital expenditures	(1,132)	(684)
Proceeds from asset sales	120	183
Acquisitions, net of cash acquired	—	(14)
Purchases of short-term investments	(1,942)	(631)
Proceeds from sales and maturities of short-term investments	388	243
Cash transferred related to the Beauty Brands divestiture	—	(348)
Restricted cash related to the Beauty Brands business	—	(874)
Change in other investments	32	4
TOTAL INVESTING ACTIVITIES	(2,534)	(2,121)
FINANCING ACTIVITIES
Dividends to shareholders	(1,823)	(1,851)
Change in short-term debt	48	1,519
Additions to long-term debt	2,124	891
Reductions of long-term debt	(151)	(1,001)
Treasury stock purchases	(2,502)	(1,002)
Impact of stock options and other	580	937
TOTAL FINANCING ACTIVITIES	(1,724)	(507)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	82	(43)
CHANGE IN CASH AND CASH EQUIVALENTS	(545)	354
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,024	$7,456

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	September 30, 2017	June 30, 2017
Cash and cash equivalents	$5,024	$5,569
Available-for-sale investment securities	10,983	9,568
Accounts receivable	4,942	4,594
Inventories	5,023	4,624
Prepaid expenses and other current assets	2,124	2,139
TOTAL CURRENT ASSETS	28,096	26,494
Property, plant and equipment, net	20,108	19,893
Goodwill	45,189	44,699
Trademarks and other intangible assets, net	24,262	24,187
Other noncurrent assets	5,196	5,133
TOTAL ASSETS	$122,851	$120,406

Accounts payable	$9,458	$9,632
Accrued and other liabilities	7,240	7,024
Debt due within one year	14,026	13,554
TOTAL CURRENT LIABILITIES	30,724	30,210
Long-term debt	20,188	18,038
Deferred income taxes	8,481	8,126
Other noncurrent liabilities	8,043	8,254
TOTAL LIABILITIES	67,436	64,628
TOTAL SHAREHOLDERS' EQUITY	55,415	55,778
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$122,851	$120,406

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in Procter & Gamble's October 20, 2017 earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
Incremental restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. In 2012, Procter & Gamble began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2016, the Company communicated additional multi-year productivity and cost savings targets. This results in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
We do not view these items to be part of our sustainable results and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures, the impact from India Goods and Services Tax changes (which were effective on July 1, 2017) and foreign exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis.
Core operating profit margin: Core operating profit margin is a measure of the Company's operating margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share from continuing operations adjusted as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as a useful supplemental measure of Company performance over time.
Free cash flow: Free cash flow is defined as operating cash flow less capital spending. Free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.
Free cash flow productivity: Free cash flow productivity is defined as the ratio of free cash flow to net earnings. Management views free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. The Company's long-term target is to generate annual free cash flow productivity at or above 90 percent.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended September 30, 2017
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	8,229	(100)	—	8,129
GROSS PROFIT	8,424	100	—	8,524
GROSS MARGIN	50.6%	0.6%	—%	51.2%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	4,689	5	—	4,694
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	28.2%	—%	—%	28.2%
OPERATING INCOME	3,735	95	—	3,830
OPERATING PROFIT MARGIN	22.4%	0.6%	—%	23.0%
INCOME TAX ON CONTINUING OPERATIONS	881	20	—	901
NET EARNINGS ATTRIBUTABLE TO P&G	2,853	75	—	2,928
EFFECTIVE TAX RATE	23.5%	(0.1)%	—%	23.4%
				Core EPS
DILUTED NET EARNINGS PER COMMON SHARE*	1.06	0.03	—	1.09
	CURRENCY IMPACT TO CORE EARNINGS			—
	CURRENCY-NEUTRAL CORE EPS			1.09
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,690.6
* Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE GROSS MARGIN	(40)	BPS
CORE SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	(10)	BPS
CORE OPERATING PROFIT MARGIN	(40)	BPS
CORE EFFECTIVE TAX RATE	40	BPS
CORE EPS	6%
CURRENCY-NEUTRAL CORE EPS	6%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended September 30, 2016
	AS REPORTED (GAAP)	DISCONTINUED OPERATIONS	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	8,102	—	(111)	—	7,991
GROSS PROFIT	8,416	—	111	—	8,527
GROSS MARGIN	51.0%	—%	0.7%	(0.1)%	51.6%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	4,645	—	23	(1)	4,667
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	28.1%	—%	0.1%	0.1%	28.3%
OPERATING INCOME	3,771	—	88	1	3,860
OPERATING PROFIT MARGIN	22.8%	—%	0.5%	0.1%	23.4%
INCOME TAX ON CONTINUING OPERATIONS	863	—	15	1	879
NET EARNINGS ATTRIBUTABLE TO P&G	2,714	118	73	—	2,905
EFFECTIVE TAX RATE	23.1%	—%	(0.1)%	—%	23.0%
					Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE*	0.96	0.04	0.03	—	1.03
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,822.9
* Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

Organic sales growth:

July - September 2017	Net Sales Growth	Foreign Exchange Impact	Acquisition/Divestiture Impact*	Organic Sales Growth
Beauty	5%	—%	—%	5%
Grooming	(5)%	(1)%	—%	(6)%
Health Care	2%	(1)%	—%	1%
Fabric & Home Care	2%	—%	—%	2%
Baby, Feminine & Family Care	(1)%	—%	—%	(1)%
Total P&G	1%	—%	—%	1%
* Acquisition/Divestiture Impact includes both the volume and mix impact of acquisitions and divestitures and also includes the impact of India Goods and Services Tax changes and rounding impacts necessary to reconcile net sales to organic sales.

Total P&G	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact	Organic Sales Growth
FY 2018 (Estimate)	About 3%	(0.5)% to 0%	+2% to +3%
Core EPS:

Total P&G	Diluted EPS Growth	Impact of Incremental Non-Core Items*	Core EPS Growth
FY 2018 (Estimate)	(26%) to (28%)	33%	+5% to +7%
* Includes impact of discontinued operations, loss on early extinguishment of debt in 2017 and year-over-year change in incremental non-core restructuring charges.
Free cash flow (dollar amounts in millions):

Three Months Ended September 30, 2017
Operating Cash Flow	Capital Spending	Free Cash Flow
$3,631	$(1,132)	$2,499
Free cash flow productivity (dollar amounts in millions):

Three Months Ended September 30, 2017
Free Cash Flow	Net Earnings	Free Cash Flow Productivity
$2,499	$2,870	87%